Exhibit 99.1

Ocean Bio-Chem, Inc. Reports First Quarter 2020 Results

First Quarter Net Sales of $7.8 Million, and Net Income of $627,000

FORT LAUDERDALE, FL., May 15, 2020 - Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its first quarter 2020 financial results.

For the first quarter of 2020, the Company reported net sales of approximately $7.8 million, a decrease of approximately $1.3 million compared to net sales of approximately $9.1 million in the first quarter of 2019.

Net income for the first quarter of 2020 was approximately $627,000, a decrease of approximately $88,000 compared to net income for the first quarter of 2019 of approximately $715,000. Basic and diluted earnings per share in the first quarter of 2020 were $0.07, compared to $0.08 per share in the first quarter of 2019.

(In thousands except per share data)	Quarter Ended
	March 31,
	2020		2019
Net sales		$7,820	$9,081
Pre-tax income		$802	$924
Net income		$627	$715

Earnings – per common share, basic and diluted		$0.07	$0.08
Dividends declared per common share	$	----	$0.05

Peter Dornau, the Company’s President and Chief Executive Officer, commented, “While we faced headwinds in the first quarter of 2020 as the COVID-19 pandemic impacted the economy, we are optimistic that our sales and profit outlook for the full year 2020 will be strong. Late in the first quarter, the Company started receiving large orders for its EPA-approved disinfectant/sanitizer product Performacide®, used against the SARS-CoV-2 virus—the cause of COVID-19. As a result of the increased sales order inflow, the Company, as previously announced, took immediate actions increasing personnel and shifts for the manufacture of Performacide®, and also increased its production capacity of Performacide® with additional, new equipment. The Company ended the first quarter 2020, with a large backlog of orders for Performacide®.”

Mr. Dornau commented further: “Like many companies, we experienced a negative impact on our first quarter sales and financial performance as a result of COVID-19. Stay-at-home and shelter-in-place orders, marina and boat ramp closures, as well as retail store and shipping restrictions all contributed. Our largest customer closed its corporate and administrative headquarters and significantly reduced staff at its distribution centers, which delayed or postponed all of their already-placed orders and incoming shipments. In addition, they reduced retail store hours and closed some retail stores for the time being. We also saw similar patterns at our other retail customers as their stores were under restriction.”

Mr. Dornau continued: “However, as stay-at-home and shelter-in-place orders are being lifted by states, marinas and retail outlets, including those of our largest customer, are reopening. We believe that as recreational boating increases, we will see our core marine incoming order pace increase. Several factors, including lower-than-average fuel prices, lack of options such as movie theaters or theme parks, and with what we believe is a strong desire from consumers to be outdoors will all support a very active recreational boating 2020 season.”

Mr. Dornau also noted that in the first quarter of 2020, Company gross margins also benefitted from improved manufacturing efficiencies.

He concluded: “Our balance sheet and cash flow are strong. As a testimonial to the financial strength of our Company, we have not furloughed or laid off any personnel, nor found it necessary to accept loans from the SBA - Payroll Protection Program. We are optimistic as the world slowly reopens that we can deliver solid financial results for the full year 2020.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron® names along with other brand names within the United States of America and Canada. The Company manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Performacide® and Star brite® brand names. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company’s web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.performacide.com.

Forward-looking Statements:

Certain statements contained in this press release constitute forward-looking statements, including without limitation those relating to our outlook for sales in the remainder of 2020, the strength of the recreational boating market during 2020, fuel prices during 2020, our ability to increase manufacturing capacity of Performacide®, the backlog of orders for Performacide® and the effectiveness and utility of Performacide® in use against SARS-CoV-2. For this purpose, any statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for Performacide, marine, recreational vehicle and automotive products; expenditures on, and the effectiveness of, our advertising and promotional efforts; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign currency exchange rates and prices for raw materials that are petroleum or chemical based; adverse changes to unemployment rates, fuel prices and the economy in general; and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2019 and in our subsequent quarterly reports on Form 10-Q.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280